Exhibit 10.1
Government Reseller Agreement
          This RESELLER AGREEMENT, which shall include the exhibits hereto (the “Agreement”), is entered into on the 8th day of October, 2002 (“Effective Date”) by and between immixTechnology, a Virginia corporation with its principal location at 8444 Westpark Drive, Suite 120 McLean, VA 22102 (“immixTechnology”) and Sourcefire, Inc., a Delaware corporation with its principal location at 7095 Samuel Morse Drive, Suite 100, Columbia, Maryland 21046 (“Vendor”).
     WHEREAS, immixTechnology is a leading reseller of complex information technology software licenses, software maintenance, training and manufacturer-provided implementation services; and
     WHEREAS, Vendor desires immixTechnology to resell Vendor’s Products (as defined below) to Government Customers (as defined below);
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Vendor and immixTechnology agree as follows:
1. DEFINITIONS
     For purposes of this Agreement, the following terms shall have the meanings set forth:
     1.1 “Business Days” — any day other than a Sunday, Saturday or federally recognized holidays.
     1.2 “Documentation” — any and all manuals, guides and similar documents relating to the Products in electronic, print or other format that are published or created by or for Vendor.
     1.3 “Government Customers” — the U.S. Government, international agencies of which the U.S. Government is or becomes a member, North Atlantic Treaty Organization, U.S. Government-funded Agency for International Development grant projects, foreign governments and entities, Systems Integrators and other entities reselling or relicensing the Products to the U.S. Government, State, District, County or City Governments, Systems Integrators and other entities reselling or relicensing the Products to any State, District, County or City Government and any entity authorized to purchase off of General Services Administration schedule contracts or other government contracts on behalf of the United States Government.
     1.4 “Order” — any and all delivery, task, purchase or other orders placed by immixTechnology for the Products.
     1.5 “Price” — license fee or sale price.
     1.6 “Products” — any and all products or services offered by Vendor to immixTechnology at any time during the term of this Agreement for sale to Government Customers. A current copy of the Product list is attached hereto as Exhibit A.
     1.7 “Sell” or “sale” — sale, license or sublicense of a Product.
     1.8 “Software” — any and all computer programs provided by Vendor in connection with this Agreement.
     1.9 “Systems Integrator” — any prime contractor or subcontractor on any government supply obligation.
2. SCOPE
     During the term of this Agreement, Vendor grants to immixTechnology and immixTechnology accepts the non-exclusive right to sell the Products to Government Customers. ImmixTechnology acknowledges and agrees that Sourcefire reserves the right, in its sole discretion and without liability to immixTechnology, to sell the Products to Government Customers, either directly or indirectly through other resellers, dealers, OEMs, distributors or other third parties.

3. VENDOR OBLIGATIONS; WARRANTIES AND REPRESENTATIONS
     3.1 Vendor represents and warrants to immixTechnology the following:
A.	The Products will perform substantially in accordance with the Documentation and other specifications published by Vendor.

B.	Vendor is the owner of the Products or otherwise has the unencumbered right to convey to immixTechnology the rights granted under this Agreement and to perform its other obligations hereunder.

C.	Vendor shall at all times during the term of this Agreement comply with the Federal Acquisition Regulation (FAR) clauses required of all federal government purchases of commercial products enumerated in this Agreement. The following FAR clauses are hereby incorporated by reference, with the same force and effect as if they were given in full: (i) 52.222-26, Equal Opportunity; (ii) 52.222-35, Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era and Other Eligible Veterans; (iii) 52.222-36, Affirmative Action for Workers with Disabilities; (iv) 52.225-5 Trade Agreements Act; (v) 52.249-2, Termination for Convenience of the Government (Fixed-Price); and (vi) 52.249-8, Default (Fixed-Price Supply and Service). With the respect to the FAR clauses incorporated in this Agreement, the term “contract” shall be replaced with “this Agreement”, the term “Contractor” shall be replaced with “Vendor”, and the terms “Government” and “Contracting Officer” shall be replaced with “immixTechnology.” Notwithstanding the foregoing, immixTechnology may terminate a contract or order for Products for convenience only to the extent that the Government Customer has lawfully terminated or cancelled its contract or order for Products.

D.	Vendor shall provide information about Product features to address the accessibility standards defined in Section 508 of the Rehabilitation Act, as amended, and all regulations issued in connection with Section 508.

E.	EXCEPT FOR THE WARRANTIES PROVIDED IN THIS AGREEMENT AND THE APPLICABLE END USER LICENSE AGREEMENT OF VENDOR , VENDOR DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, CUSTOM, TRADE, QUIET ENJOYMENT, ACCURACY OF INFORMATIONAL CONTENT, OR ANY WARRANTIES ARISING UNDER ANY STATUTE, COURSE OF DEALING OR OTHERWISE.
4. LICENSE GRANTS AND INTELLECTUAL PROPERTY
     4.1 Subject to the terms and conditions of this Agreement, Vendor grants to immixTechnology a non-exclusive license during the term of this Agreement to use Vendor’s logos and trademarks associated with the Products (“Trademarks”) to promote and market the Products to Government Customers, provided that immixTechnology’s use of the Trademarks is in accordance with Vendor’s then-current trademark usage guidelines. immixTechnology acknowledges and agrees that Vendor owns the Trademarks and that any and all goodwill derived from the use of the Trademarks by immixTechnology hereunder inures solely to the benefit of Vendor. immixTechnology hereby assigns to Vendor all right, title and interest in the Trademarks, together with the goodwill attaching thereto, that may inure to it in connection with this Agreement or from its use of the Trademarks hereunder. immixTechnology will at no time contest or aid in contesting the validity or ownership of any Trademark or take any action in derogation of Vendor’s rights therein, including without limitation applying to register any trademark, trade name, service mark or other designation that is confusingly similar to any Trademark. immixTechnology agrees not to attach any additional trademarks, trade names, logos or designations to any Product.
     4.2 immixTechnology acknowledges and agrees that the Products contain open source programs and other software that is proprietary to Vendor and/or its licensors, and that immixTechnology’s appointment hereunder only grants immixTechnology a limited right and license to sublicense such software as part of the Products and does not transfer any right, title or interest in or to any software, or any intellectual property rights therein, to immixTechnology, Government Customers or any other third party. Vendor owns all right, title and interest in all software that is included in the Products, excluding the open source programs and the software of its licensors. All references in this Agreement to the “purchase” of software shall mean the obtaining of a license to use software, and all references to “sale” or “selling” of software shall mean the granting of a license to use software. Any rights in software not granted herein are hereby expressly reserved by Vendor.
     4.3 Except for the open source programs included in the Products, immixTechnology acknowledges that the Products, including the structure, organization and design of hardware, firmware and software included as part of the Products constitute proprietary and valuable trade secrets (and other moral rights and intellectual property rights) of Vendor or its licensors. immixTechnology will not attempt, and will use best efforts to prevent Government Customers, employees and contractors from attempting to: (i) modify, translate, reverse engineer (except to the limited extent permitted by law), decompile, disassemble, create, derivative works based on, sublicense, or distribute the software, hardware or firmware or the accompanying documentation; (ii) rent or lease any rights in the software, hardware or firmware or accompanying documentation in any form to any person; or (iii) remove any proprietary notice, labels, or marks on the software or firmware, documentation, and containers. immixTechnology acknowledges and agrees that Vendor provides sufficient information including access on its website to source code for the original open source programs included in the Products.
     4.4 immixTechnology agrees to comply with the open source requirements in this Agreement and to the open source license applicable to each open source program that is included in a Product. immixTechnology further agrees and acknowledges that rights attached to the open source programs are separate from and do not depend on the open source programs being part of a Product. The open source programs are distributed under the open source license applicable to such open source programs and only such license, with no additional license conditions. Copies of the applicable open source license must be included in the packaging for the Product so that Government Customers are aware of their rights to use, copy, modify and distribute the open source programs.
     4.5 All Products will be shipped to Government Customers with all proprietary notices, warranties and disclaimers and license agreements intact as shipped from Vendor, including without limitation, all end user purchase and license agreements and the open source licenses for the open source programs included in the Products.
5. ORDER PROCEDURE; SHIPMENT
     5.1 There shall be no minimum quantity for Orders, nor shall there be a minimum or required product mix. There shall be no initial stocking order required.
     5.2 Vendor shall accept all Orders that are issued by immixTechnology in accordance with the terms and conditions of this Agreement. An Order shall be deemed accepted when delivered unless the Order does not conform to the terms and conditions of this Agreement and Vendor so notifies immixTechnology in writing within two Business Days of receipt of such Order and indicates the deficiency.
     5.3 Unless immixTechnology expressly agrees in writing, the terms and conditions of this Agreement and of the applicable immixTechnology written Order shall apply to each Order accepted or shipped by Vendor hereunder. immixTechnology may cancel without penalty or cost any Order for which the underlying order by the Government Customer has been canceled and immixTechnology may return for a full refund and without penalty any Products received by immixTechnology in connection with such Order where the Government Customer has exercised its unilateral right to terminate any contract or order for convenience. Vendor shall be entitled to any associated termination for convenience charges to the extent recovered from the Government Customer.
     5.4 Vendor reserves the right to cancel any Orders, or to refuse or delay shipment thereof, if immixTechnology: (i) fails to make any payment as provided herein or under such other terms of payment as the parties may agree upon, except for disputed items, as provided in Section 7.4 herein; or (ii) is in material breach of this Agreement.
     5.5 Vendor shall ship all Products F.O.B. Vendor’s manufacturing plant to designated customer delivery point. Risk of loss shall pass to immixTechnology upon Vendor’s delivery of the Products to Vendor’s designated carrier.
     5.6 Vendor shall notify immixTechnology of Vendor’s good faith estimate of the date on which Orders will be delivered. In the event Vendor is unable to deliver immixTechnology’s entire Order according to the delivery schedule, immixTechnology may, at its sole option, (i) cancel the Order without penalty, or (ii) accept partial delivery, in which event such delivery shall be separately invoiced and paid for. If immixTechnology accepts partial delivery, it may cancel the remainder of its Order at any time at least five days prior to Vendor’s shipment of the remaining portion.

6. UPGRADES; DISCONTINUED PRODUCTS; DEFECTIVE PRODUCTS
     6.1 Vendor shall notify immixTechnology not less than 30 days prior to the first commercial shipment of any new product or upgrade or update of an existing Product (an “Upgrade”). Upon commercial availability of such new product or Upgrade, it shall be deemed added to Exhibit A and it shall be deemed a Product for all purposes of this Agreement. Vendor shall use commercially reasonable efforts to provide immixTechnology with sufficient information and training to enable immixTechnology to Sell such Upgrade to Government Customer immediately upon its commercial availability.
     6.2 Vendor shall notify immixTechnology not less than 30 days prior to the discontinuation of any existing Product. For purposes of this Section 6.2, a discontinuation of a Product version shall take place at the time of release of any corresponding Upgrade or at such time as Vendor’s management makes the decision that an existing Product will no longer be sold or licensed and that there will not be a upgrade for such Product. The discontinued Product shall be deemed deleted from Exhibit A and, in the case of Upgrades, the latter shall automatically replace any such corresponding discontinued Product.
     6.3 immixTechnology may return to Vendor at Vendor’s expense and Vendor shall accept any defective or damaged Product units returned by Government Customers within the terms of Vendor’s warranty. Any such return need not be accompanied by an Order.
     6.4 With respect to all Products returned to Vendor in accordance with this Section 6: (i) immixTechnology agrees to comply with Vendor’s reasonable policies concerning return authorization procedures, including, if necessary, obtaining a return authorization number from Vendor’s shipping department prior to returning the Product; and (ii) Vendor agrees to use commercially reasonable efforts to promptly approve and effectuate any such Product returns and, in each case, to take no more than 15 days to effectuate same.
7. PRICE AND PAYMENT
     7.1 Products will be sold to immixTechnology by Vendor, and resold to Government Customers by immixTechnology pursuant to the terms of this Agreement. The prices for the Products purchased by immixTechnology will be as set forth in Vendor’s then-current price list, less the immixTechnology discount set forth on Exhibit A. Vendors agrees that each Product will be sold to immixTechnology at no higher Price than the Price set forth in Exhibit A and at no less discount that the discount set forth on Exhibit A during the first 12 months each Product is available on the immixTechnology GSA Schedule contract.
     7.2 If Vendor provides a quote to immixTechnology for a specific sales opportunity, such quote shall be honored by Vendor for a minimum of 60 days from the date such quote is received by immixTechnology.
     7.3 Due to the customarily long Government Customer payment cycle, payment terms shall be net 60 days from Vendor’s invoice date. Vendor shall not invoice immixTechnology prior to shipment of the Products.
     7.4 Vendor has in place a number of Agreements with Partners (“Partner Agreements”). immixTechnology agrees to facilitate sales of Vendor’s products and services through the immixTechnology GSA Schedule contract with Vendor’s Partners. immixTechnology and Vendor have agreed to a contribution schedule to compensate Vendor’s Partners when involved in transactions under this Agreement in accordance with the attached Schedule ‘B’. Schedule ‘B’ may be updated or modified by mutual agreement of immixTechnology and Vendor.
8. MOST FAVORED CUSTOMER; PRICE PROTECTION
     8.1 Vendor represents and warrants that the Price, discounts, terms and conditions of this Agreement are the most favorable offered by Vendor to a similarly situated reseller, and that if during the term of this Agreement Vendor offers more favorable Price, discounts, terms and conditions to a similarly situated reseller, such Price, discounts, terms and conditions shall be deemed to apply to immixTechnology automatically, and retroactive to the date on which such Price, discounts, terms and conditions became effective for such other reseller. For purposes of this Section 8, the phrase “similarly situated reseller” shall only apply to those third parties that Vendor has granted a contractual right to resell Products to Government Customers.
     8.2 In the event that Vendor decreases the Price of any Product, the decrease shall apply to all units of the Product on open Orders or in immixTechnology’s inventory as of the effective date of the Price decrease. Vendor, upon receipt of supporting Documentation from immixTechnology, shall credit immixTechnology’s account in an amount equal to the difference between the Price paid by ImmixTechnology for each such unit and the current reduced Price within 30 days of receiving the supporting Documentation.

9. TERM AND TERMINATION
     9.1 This Agreement shall commence on the Effective Date and shall continue for 12 calendar months. This Agreement shall be automatically renewed for successive one-year terms unless either party gives notice to the other party not less than 90 days prior to expiration of the initial term or any renewal term that it does not intend to renew this Agreement, or unless this Agreement is otherwise terminated in accordance with this Section.
     9.2 This Agreement may be terminated, with or without cause, by either party upon 30 days written notice to the other party.
     9.3 This Agreement may be terminated by either party for cause at any time, without limiting any party’s other rights or remedies, upon written notice identifying with specificity the cause and providing the period to cure as set forth:
          (a) by either party if the other (non-terminating) party commits a material breach of this Agreement, and such breach continues unremedied for a period of 30 days after receipt by the other party of written notice thereof; or
          (b) by either party if the other (non-terminating) party: (i) has a receiver appointed for itself or its property; (ii) makes an assignment for the benefit of its creditors; (iii) any proceedings are commenced by, for or against the non-terminating party under any bankruptcy, insolvency or debtor’s relief law seeking a reorganization of such party’s debts and such proceedings are not dismissed within 90 days of their commencement; or (iv) the non- terminating party is liquidated or dissolved.
     9.4 Neither party to this Agreement shall be liable to the other by reason of termination of this Agreement in accordance with its terms for compensation, reimbursement or damages on account of any loss of prospective profits on anticipated sales or on account of expenditures, investments, leases or other commitments relating to the business or goodwill of either party, notwithstanding any law to the contrary. No termination of this Agreement shall release either party from its obligation to pay the other party any amounts which accrued prior to such termination or which shall accrue after such termination.
     9. 5 In the event either party terminates this Agreement or it expires without being renewed, Vendor shall honor all Orders placed prior to the date on which any termination or expiration becomes effective (the “Termination Date”).
10. INDEMNITY; LIMITATIONS OF LIABILITY; EXCLUSION OF CONSEQUENTIAL DAMAGES
     10.1 Vendor shall, at its sole expense, indemnify, defend and hold harmless immixTechnology and its affiliates, shareholders, directors, officers, employees, contractors, agents and customers from any and all damages, losses, costs and claims based upon (i) an allegation that any Product or portion thereof infringes or constitutes wrongful use of any U.S. patent, copyright, trademark, trade secret or other proprietary right of any third party; and/or (ii) an allegation that any Product is in any way defective or does not conform to Vendor’s published specifications, warranty, Documentation, advertisements or trade representations, provided that (i) immixTechnology shall provide Vendor notice of any such claim which is brought to the immixTechnology’s attention; (ii) Vendor shall have control over the defense and settlement of such claim; and (iii) immixTechnology shall provide reasonable assistance to Vendor, at Vendor’s request and expense. Vendor shall allow immixTechnology reasonable participation in the claims, at immixTechnology’s cost.
     10.2 NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.
11. CHOICE OF LAW; DISPUTES
     This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia, without regards to the conflicts of law principles thereof. Any and all claims, controversies or disputes arising out of or in connection with this Agreement shall be resolved in accordance with this Section. Virginia law shall apply unless the issue relates to Federal procurement regulations or statutes and in such case Federal procurement law as interpreted by the United States Boards of Contract Appeals and the United States Court of Federal Claims shall apply. Both parties’ obligations under this Section survive termination or expiration of this Agreement. The prevailing party in any action shall be entitled to recover its costs and attorneys’ fees. For any claims by Vendor that relate to acts or omissions of a Government Customer, immixTechnology agrees to sponsor such claim pursuant to the disputes provision of its GSA Schedule, and to cooperate with Vendor to the fullest extent of the law in the pursuit of the resolution of any such claim.

12. MISCELLANEOUS
     12.1 Assignment and Subcontracting. Neither party may assign this Agreement or any of its rights or obligations hereunder (including without limitation rights and duties of performance) to any third party or entity, and this Agreement may not be involuntarily assigned or assigned by operation of law, without the prior written consent of the non-assigning party, which consent may be given or withheld by such non-assigning party in the sole exercise of its discretion, except that either party may assign this Agreement as part of: (i) any transfer of 50% or more of its voting capital stock; or (ii) any transfer of all or substantially all of the assets of such party in a single transaction.
     12.2 Relationship of Parties. Vendor and immixTechnology perform this Agreement as independent contractors. Each party has the sole obligations to supervise, manage, contract, direct, procure, perform or cause to be performed its obligations set forth in this Agreement, except as otherwise agreed upon in writing by the parties. Nothing set forth in this Agreement shall be construed to create the relationship of principal and agent between Vendor and immixTechnology. Neither party shall act or attempt to act or represent itself, directly or by implications, as an agent of the other or its affiliates or in any manner assume or create, or attempt to assume or create, any obligation on behalf of, or in the name of, the other party or its affiliates.
     12.3 Confidentiality. Each party agrees not to use any confidential information of the other party (whether oral or written) except in performance of this Agreement and not to disclose such information to third parties (other than, as determined by the receiving party in good faith, those persons with a genuine “need to know” and who will similarly limit the use and disclosure of the information, such as attorneys and accountants). With respect to both parties hereto, for the purposes hereof, confidential information shall not include any information that: (1) is now or becomes in the public domain through no breach of this Agreement; (2) is in the possession of the receiving party as of the date of execution hereof; (3) is independently learned by the receiving party from a third party without breach of this Agreement; (4) is required by law or order of a court (in which case the other party shall be promptly notified before disclosure), administrative agency or other governmental body to be disclosed by the receiving party; or (5) is disclosed by the receiving party more than three years after that party’s receipt of such information.
     Either party shall have the right in its good faith discretion to make such public press releases, announcements or other communications as it reasonably believes are necessary to comply with applicable federal and state securities or other laws and the regulations promulgated by the National Association of Securities Dealers (“NASD”) and/or appropriate securities exchanges, as the case may be, but only to the extent of not divulging any confidential proprietary information of the other party.
     12.4 Compliance with Laws. In the performance of this Agreement, each party shall comply with the requirements of all applicable laws, ordinances, and regulations of the United States of America and any state, country, or other governmental entity.
12.5 Notices. All notices, orders, directives, request or other written communications required or permitted to be given or sent by this Agreement, shall be deemed given if mailed first class, postage paid or sent by facsimile, and if addressed as follows:

Vendor:	immixTechnology
8444 Westpark Drive, Suite 120
McLean, VA 22102
Attn: Arthur A. Richer
Fax Number: 703-752-0610
Telephone Number: 703-752-0613

Either party may, by a notice given in accordance with the foregoing, change its address or designated recipient for notices. Any notice given as aforesaid shall be deemed to have been received on the date of the overnight mail receipt, on the date imprinted by the facsimile machine, or five Business Days after deposit in the mail (first class, postage paid), whichever is applicable, unless the addressee party is able to establish conclusively that such notice was not received by it.
     12.6 Severability. If any term, provision, covenant, or condition of this Agreement is held by a court or board of competent jurisdiction to be invalid, illegal or unenforceable for any reason, the remainder of the provisions of this Agreement shall continue in full force and effect as if this Agreement had been executed with the invalid portion(s) eliminated.
     12.7 Entire Agreement. This Agreement, including the exhibits, constitutes the entire understanding and agreement of and between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous representations and agreements with respect to the subject matter hereof. It shall not be varied by any oral agreements or representations or otherwise except by an instrument in writing of subsequent date hereto duly executed by authorized representatives of the parties. The article and paragraph headings herein are for convenience only and shall not limit in any way the scope of any provisions of this Agreement.
     12.8 Nonwaiver of Rights. The failure of either party to insist upon strict performance of any of the terms and conditions of this Agreement or to exercise any rights or remedies shall not be construed as a waiver of its right to assert any of the same or to rely on any such terms and conditions at any time thereafter.
     12.9 Force Majeure. Neither Vendor nor immixTechnology shall be deemed in default if its performance of obligations hereunder is delayed or becomes impossible or impractical by reason of any act of God, war, fire, earthquake, strike, epidemic, terrorist attack, or any other cause beyond such party’s reasonable control.
     12.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     12.11 Vendor Audit Rights. immixTechnology agrees to make, and maintain until three (3) years after the last payment under this Agreement is due and paid, complete books, records and accounts with respect to immixTechnology’s purchase and sale of the Products. Vendor shall have the right, upon reasonable notice to immixTechnology, to inspect the books and records of immixTechnology with respect immixTechnology’s compliance with its obligations set forth in this Agreement.
     12.12 Survival. The definitions, representations, warranties and obligations set forth in Sections 1, 3, 5.3, 5.6, 6, 7.2, 7.3, 9, 10 11 and 12 shall survive any termination of this Agreement for any reason whatsoever.
IN WITNESS WHEREOF, each Vendor and immixTechnology has caused this Agreement to be signed and delivered by its duly authorized representatives as of the date first above-written.

immixTechnology		Vendor:

By:	/s/ Arthur A. Richer	By:	/s/ E. Wayne Jackson

Print Name: Arthur A. Richer		Name: E. Wayne Jackson

Print Title: Vice President		Print Title: CEO

Date: 10-10-02		Date: 10-8-2002

Amendment 1
To Government Reseller Agreement
This Amendment Number One (1) to the Government Reseller Agreement is entered into this 3rd day of August, 2007, (“Effective Date”), by and between immixTechnology, Inc., a Virginia corporation and subsidiary of immixGroup, Inc., (hereinafter “immixGroup”) and Sourcefire, Inc., a Delaware corporation (“Manufacturer”) pursuant to the terms and conditions listed below.
WHEREAS, immixGroup and Manufacturer previously entered into that certain Government Reseller Agreement, dated October 8, 2002 (the “Agreement”); and
WHEREAS, immixGroup and Manufacturer desire to expand the relationship between the parties, by granting immixGroup the right to sell Manufacturer’s Products to additional government entities.
NOW THEREFORE, the parties agree as follows:
1.	Section 1.3 of the Agreement shall be deleted in its entirety and replaced with the following:
“Government Customers” — the U.S. government, international agencies of which the U.S. Government is or becomes a member, North Atlantic Treaty Organization, U.S. Government-funded Agency for International Development grant projects”, foreign governments and entities, Systems Integrators and other entities reselling or relicensing the Products to the U.S. Government, State, District, County or City Governments, Systems Integrators and other entities reselling or relicensing the Products to any State, District, County, or City Government and any entity authorized to purchase off of General Services Administration schedule contracts, the NASA SEWP IV contract, and other government contracts on behalf of the United States Government.
2. Section 3 of the Agreement shall be supplemented by adding the following:
“3.2 Manufacturer shall assist immixGroup in the sale of the Products to the Government Customers, and shall, as reasonably necessary, perform the following:
A. Provide a statement that Manufacturer will serve as immixGroup’s supplier for Product(s) ordered;
B. Provide a statement that the Products and supporting services are newly manufactured and are sold in the normal course of Manufacturer’s business;
C. Certify the country of origin of each Product offered;
D. Provide a current, dated, electronic copy of Manufacturer’s current commercial price list;
E. Augment the commercial price list to include the following information for each line item:
♦	A unique part number

♦	Product description

♦	List price

♦	Country of Origin

♦	Warranty

♦	Energy Star compliance (if applicable)

♦	Delivery time after receipt of signed order
F. Provide copies of the controlling terms and conditions for each Product offered to the prospective end user;

G. Acknowledge that if requested by the potential Government Customer, prior to award or a future modification, Manufacturer will provide such Government Customer access to its sales records to verify Manufacturer’s commercial sales practices;
H. Acknowledge that once an item is added to the contract vehicles contemplated by this Addendum, prices cannot generally be increased during the first 12 months. Thereafter price increases are generally capped at 10% per annum.
I. Provide notice of any changes to the price list as soon as reasonably available to Manufacturer’s other resellers;
J. Certify Manufacturer’s business size classification;
K. Work with immixGroup to summarize Manufacturer’s commercial sales practices; and
L. Be responsible for the validity of any written data, documentation, and certifications supplied to immixGroup directly from Manufacturer.
M. Provide telephone consultation with immixGroup management team regarding general government contract issues;
N. As reasonably requested by either party, Manufacturer may telephone or meet with the immixGroup management team at the immixGroup offices for consultation on developing the right government contract vehicle, alliance and sales strategies necessary to deliver results.
3. Section 4 of the Agreement shall be supplemented by adding the following:
“immixGroup in conjunction with Manufacturer, will coordinate the submission of contract modifications to add Manufacturer’s items including the following activities:
A. Provide templates, guidance and/or assistance as necessary to complete the information requested in Section 1 above;
B. Prepare and submit required modifications including Product additions, Product deletions, price reductions, economic price adjustments and administrative modifications to the Government Customers as required.
C. Respond to potential Government Customers’ requests for clarification and additional information regarding the contract modifications;
D. Negotiate with the potential Government Customers and assist in compiling all information necessary to support the terms and conditions and prices as provided to immixGroup by Manufacturer;
E. Prepare Final Proposals or Revisions as required prior to award of contract modification;
F. Provide ongoing maintenance of the contracts to ensure they remain current and complete relative to Manufacturer’s commercial price list.”

4. Section 12.5 shall be amended to include the following:
Vendor: Sourcefire, Inc
9770 Patuxent Woods Drive
Columbia, MD 21046
Atttn: Chief Financial Officer
Telephone Number 410-290-1616
5. Best Effort/Responsibility for Work
All work performed by immixGroup will be on a best efforts basis. immixGroup makes no representation or warranties, of any kind, regarding the ultimate awarding of any contract modification or of the ability of Manufacturer to comply with applicable contract rules and regulations. immixGroup shall not be responsible for the validity of specific data, documentation, or certifications supplied by Manufacturer or its representatives/agents.
immixGroup certifies that it shall not use unethical practices, or in cases of dealing with the government, violate 31 USC 1352 (concerning payments to influence federal transactions) or the Procurement Integrity Act (Subsection 27(a) of the Federal Procurement Policy Act, (42 USC 423) as amended by Section 814 of Public Law (101-189) to obtain information or to secure business for Manufacturer.
Any proposed courses of action or other services provided by immixGroup or its directors, officers, affiliates, employees, agents or representatives are recommendations or suggestions only. The Manufacturer must determine whether to accept and follow such recommendations and suggestions.
The parties executing this Addendum represent that they are duly authorized to do so and shall be the parties notified in the event of any questions, concerns or disputes pertaining to this Addendum.

immixGroup, Inc.	Sourcefire, Inc

/s/ Arthur Richer	/s/ Nick Margarites
Arthur Richer	Name: Nick Margarites

President	Vice President of Finance
Title	Title

8/3/07	August 3, 2007
Date	Date

AMENDMENT No. 2
to
GOVERNMENT RESELLER AGREEMENT
THIS AMENDMENT No. 2 (the “Amendment”), effective October 7, 2009 (“Effective Date”), amends the Government Reseller Agreement between immixTechnology and Sourcefire, Inc. entered into as of October 8, 2002, as amended by Amendment 1 to the Government Reseller Agreement, entered into as of August 3, 2007 (the “Agreement”). immixTechnology and Sourcefire, Inc. are each hereinafter referred to individually as a “Party” or collectively as the “Parties”.
WHEREAS, the Parties desire to amend the Agreement to (i) expressly require the incorporation of the Sourcefire terms and conditions into all sales of Sourcefire Products by immixTechnology, (ii) remove the Most Favored Customer clause and modify the Price Protection clause, and (iii) expressly require Sourcefire’s compliance with certain FAR clauses as set forth herein;
NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and in the Agreement, the Parties hereby mutually agree to amend the Agreement as follows:
1.	The second sentence of Section 3.1(C) is hereby supplemented with the following clauses incorporated by reference:

“(vii) 52.203-13, Contractor Code of Business Ethics and Conduct (Dec 2008); (vii) 52.203-15, Whistleblower Protections Under the American Recovery and Reinvestment Act of 2009; (viii) 52.219-8, Utilization of Small Business Concerns (May 2004); (ix) 52.222-39, Notification of Employee Rights Concerning Payment of Union Dues or Fees (Dec 2004); (x) 52.222-50, Combating Trafficking in Persons (Feb 2009); and (xi) 52.247-64, Preference for Privately Owned U.S.-Flag Commercial Vessels (Feb 2006).”
2. Section 4 of the Reseller Agreement is hereby supplemented by adding the following Section 4.6:
“Subject to the terms and conditions of this Agreement, during the term of this Agreement, Vendor hereby grants to immixTechnology a non-exclusive, non-transferable license to distribute copies of the object code of the Software to Government Customers, pursuant to Vendor’s Software License and Services Agreement, the current version of which is attached as Exhibit B, to the extent such terms and conditions do not conflict with federal law (the “Commercial Terms”). Vendor may provide updated Software License and Services Agreement or other terms and conditions from time to time without amendment to this Agreement and such updated terms and conditions shall be deemed to replace those in Exhibit B. immixTechnology shall not purport to grant to Government Customers, and is not authorized to grant to them, any licenses beyond the scope of, or any rights in conflict with, rights given to Government Customers by the Commercial Terms.”
3.	Section 8.1 of the Reseller Agreement is hereby deleted and replaced with the following:

“Vendor shall provide pricing to immixTechnology that will be no greater than that offered to any similarly situated reseller. For purposes of this Section 8.1, “similarly situated reseller” means a reseller selling similar Vendor products in similar quantities and under similar terms.”

4. Section 10.1 of the Reseller Agreement is hereby deleted and replaced with the following:
“Vendor shall, at its sole expense, indemnify, defend and hold harmless immixTechnology and its affiliates, shareholders, directors, officers and employees from and against any and all claims, actions or demands that the Product (excluding any claims arising out of or related to any open source programs) as provided by Vendor to immixTechnology infringes any existing U.S. patent, copyright or trademark of any third party. Vendor will pay any costs, damages and reasonable attorneys’ fees attributable to such claim finally awarded against immixTechnology in such action. Vendor’s obligations under this Section 10.1 are contingent upon: (i) immixTechnology giving prompt written notice to Vendor of any such claim; (ii) Vendor shall have control over the defense and settlement of such claim; and (iii) immixTechnology shall provide reasonable assistance to Vendor, at Vendor’s request and expense. Vendor shall allow immixTechnology reasonable participation in the claims, at immixTechnology’s expense.”

5.	Section 10 of the Reseller Agreement is hereby supplemented by adding the following Section 10.2 after Section 10.1 (and the current Section 10.2 shall be renumbered to Section 10.3):

“Vendor shall have no obligation under this Section 10 for any claim of infringement to the extent that it results from: (i) modifications to the Products made other than by Sourcefire; (ii) combination or use of the Product with equipment, products, systems, software, materials or processes not furnished by Vendor, if absent such combination, no infringement would exist; (iii) the use or incorporation of any materials supplied to Vendor by immixTechnology, the Government Customer or its agents, contractors or third party suppliers; (iv) Vendor’s implementation of immixTechnology’s or Government Customer’s instructions; or (v) failure to use updated or modified Products to avoid a claim of infringement or misappropriation.”

6.	Section 10 of the Reseller Agreement shall be supplemented by adding the following Section 10.4:

“EXCLUDING LIABILITIES ARISING FROM EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT AND LIABILITIES ARISING FROM IMMIXTECHNOLOGY’S BREACH OR VIOLATION OF SECTION 4, IN NO EVENT WILL EITHER PARTY’S AGGREGATE LIABILITY, FROM ALL CAUSES OF ACTION AND THEORIES OF LIABILITY, EXCEED THE ACTUAL AMOUNT PAID AND PAYABLE BY IMMIXTECHNOLOGY TO VENDOR DURING THE IMMEDIATELY PRECEEDING SIX (6) MONTH PERIOD OR THE ACTUAL AMOUNT PAID AND PAYABLE BY IMMIXTECHNOLOGY TO VENDOR UNDER THE PURCHASE ORDER UNDER WHICH LIABLITY ARISES, WHICHEVER GREATER.”

7.	Section 12.1 is hereby supplemented by adding the following:

“The parties acknowledge that immixTechnology’s affiliate, EC America, Inc., holds a GSA schedule through which immixTechnology and its affiliates manage their channels program. In the event that a decision is made to manage the Vendor’s channel program through the EC America GSA schedule and at the point at which the parties agree in writing to this decision, Sourcefire agrees (i) to an assignment of this Agreement to EC America upon written notice, and (ii) to issue a letter of supply to EC America under the same terms and conditions as are set forth herein. The parties hereby acknowledge and agree that there will be one (1) letter of supply under which immixTechnology will sell Vendor’s Products to Government Customers. Notwithstanding the forgoing, Vendor agrees and understands that in the event Vendor transitions from immixTechnology to EC America, there will be a reasonable period, not to exceed twelve (12) months, during which both immixTechnology and EC America may each hold a letter of supply from Vendor.”

8.	Section 12.7 is hereby modified to add the following:

“immixTechnology’s purchase orders will be governed exclusively by the terms and conditions of this Agreement and nothing contained in any such purchase order will in any way modify or add any additional or different terms or conditions, unless Vendor agrees to such purchase order by execution by an authorized representative of Vendor.”
     All capitalized terms contained within this Amendment shall have the same meaning as set forth in the Agreement. Except as specifically modified herein, the terms of the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized representatives.

Sourcefire, Inc.	immixTechnology, Inc.

By:	By:

/s/ Todd Headley	/s/ Scott Needleman

Print Name: Todd Headley	Print Name: Scott Needleman

Title: CFO	Title: Vice President

Date: 10/7/2009	Date: 10/8/09